Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Fourth Quarter 2015 Results
SAN ANTONIO, Texas, February 17, 2016 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the year and quarter ended December 31, 2015. Notable items for the fourth quarter include:

•	Sold four SCR drilling rigs for aggregate gross proceeds of $17.3 million and classified four additional rigs as held-for-sale at year-end.

•	Amended revolving credit facility, which reduced borrowing capacity while providing more flexible covenants through maturity in 2019.

•	Completed construction of the final 1,500-horsepower AC new-build drilling rig.

•	Well servicing rig utilization was 55% with average pricing of $562 per hour.

•	Drilling utilization was 54% based on an average fleet of 37 rigs.
Consolidated Financial Results
Revenues for the fourth quarter of 2015 were $104.5 million, down 3% from revenues of $107.5 million in the third quarter of 2015 (“the prior quarter”) and down 63% from revenues of $283.1 million in the fourth quarter of 2014 (“the year-earlier quarter”). The decline from the year-earlier quarter was due to reduced activity and pricing as a result of lower demand for our services due to lower oil and gas prices.
Net loss for the fourth quarter of 2015 was $48.3 million, or $0.75 per share, compared with net loss of $17.5 million, or $0.27 per share, in the prior quarter and net loss of $47.6 million, or $0.75 per share, in the year-earlier quarter. Excluding the after-tax impact of impairment charges and loss on extinguishment of debt, our Adjusted Net Loss(1) for the fourth quarter was $16.1 million and Adjusted EPS(2) was a loss of

$0.25 per share, as compared to Adjusted Net Loss of $15.8 million, or $0.24 per share, in the prior quarter. During the fourth quarter, we recognized impairment charges of $49.5 million, primarily for the reduction of carrying values of assets related to our coiled tubing operations, as well as five domestic SCR drilling rigs. Our Adjusted Net Income for the year-earlier quarter was $2.9 million or $0.04 per diluted share.
Fourth quarter Adjusted EBITDA(3) was $20.0 million, including a gain on disposal of assets of $1.7 million. This was up 6% from $18.8 million in the prior quarter, which included a loss on disposal of assets of $0.6 million, and down 70% from $66.0 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $51.1 million in the fourth quarter, a 24% increase from the prior quarter and a 64% decrease from the year-earlier quarter.
Average drilling revenues per day were $27,730 in the fourth quarter, up from $25,487 in the prior quarter and down from $28,298 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $13,578 in the fourth quarter, up from $11,349 in the prior quarter and up from $9,037 in the year-earlier quarter. The increase in Drilling Services Segment margin per day in the fourth quarter as compared to the year-earlier quarter was primarily attributable to rigs earning early termination revenue but not working and the sale of 32 lower horsepower electric and mechanical drilling rigs from our fleet that typically earned a lower margin per day. The increase in Drilling Services Segment margin per day from the prior quarter was primarily due to the full quarter impact of the new-build drilling rigs on term contract, the contribution from rigs in Colombia returning to daywork, and accelerated early termination revenue recognition resulting from a rig sale. Excluding the impact from early terminated rigs earning revenue but not working, margin per day in the fourth quarter was approximately $11,000.
In response to the downturn in our industry, term contracts for 19 of our drilling rigs have been early terminated since late 2014, resulting in approximately $62.8 million of early termination payments. Revenues derived from these early terminations are deferred and recognized over the remainder of the original term of the drilling contracts. We recognized $0.3 million of revenue for early termination payments during 2014 and $49.2 million during 2015, $10.3 million of which was recognized during the fourth quarter. Additionally, we will recognize the remaining $13.3 million in 2016, which includes three early termination notices received in January of 2016. We have received all but $9 million of the early termination payments associated with these 19 early terminations which we expect to collect by the end of the first quarter 2016.
We sold 32 drilling rigs and other equipment during 2015 for aggregate net proceeds of $53.6 million and designated an additional four drilling rigs as held-for-sale at year-end. We completed construction of our final 1,500 horsepower AC new-build drilling rig during the fourth quarter, bringing our total fleet count to 31 drilling rigs as of December 31, 2015. We currently have 14 domestic drilling rigs earning revenues, 12 of which are under term contracts. Of these 12, four are earning early termination revenues. Three of our eight drilling rigs in Colombia are currently under term contracts, but are on standby and not earning revenue.
Production Services Segment
Revenue for the Production Services Segment was $53.4 million in the fourth quarter, down 19% from the prior quarter and down 62% from the year-earlier quarter due to decreased activity and pricing for our services. Production Services Segment margin(4) as a percentage of revenue was 19% in the fourth quarter, down from 27% in the prior quarter and down from 36% in the year-earlier quarter. Production Services Segment margin was down as compared to the prior quarter due to continued weakening in activity and pricing, partially offset by actions we have taken to reduce our cost structure in response to the downturn. Well servicing average pricing was $562 per hour in the fourth quarter, down from $577 in the prior quarter and $675 in the year-earlier quarter. Well servicing rig utilization was 55% in the fourth quarter, down from 62% in the prior quarter and 90% in the year-earlier quarter. Coiled tubing utilization was 25% in the fourth quarter, as compared to 25% in the prior quarter and down from 47% in the year-earlier quarter.
Comments from Our President and CEO
"Throughout 2015 we continued to work diligently to steer our business through a very challenging market and believe that we have positioned the Company to successfully manage what is expected to be another difficult year in 2016," said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.

"Since the beginning of the market downturn, we have reacted quickly to monetize non-core assets, reduce our debt and interest expense, negotiate more flexible bank covenants, cut costs and right-size our workforce. We've continued reducing costs throughout the company in the first quarter, with the full impact of these savings to be realized beginning in the second quarter.
"We moved aggressively in early 2015 to begin monetizing non-core drilling assets and continued throughout the year. I believe selling 32 drilling rigs, which were mostly mechanical, for an average price of $1.8 million per rig, was a great accomplishment, and believe it positions us well with a high-performing, 94% pad-capable fleet.
"On the production services side of our business, we continually strive to find the appropriate balance of equipment to market relative to the demand for those services. Today, we are marketing 90 of 125 well servicing rigs, 60 of 125 wireline units and seven of 17 coiled tubing units.
"In December, we amended our credit facility, which reduced the commitments from $300 million to $200 million and also adjusted the covenants to help us through the downturn. We eliminated the Total Debt to EBITDA covenant and increased the flexibility on the Senior Debt to EBITDA and Interest Coverage ratios. Also in December, we sold four rigs for aggregate gross proceeds of $17.3 million and applied the proceeds to reduce borrowings on the credit facility.
"As a result, we entered 2016 as a leaner company with a high-quality asset base. We believe that we should be able to fund most, if not all, of our capital needs in 2016 from our operating cash flow and with proceeds from the sale of a few SCR drilling rigs. With these actions, we believe we are well-positioned to take advantage of a market recovery when it ultimately occurs."
First Quarter 2016 Guidance
In the first quarter of 2016, drilling rig utilization is estimated to average 45% to 50%. Drilling Services Segment margin is estimated to be approximately $12,000 to $12,500 per day, which includes recognition of $7.2 million of revenues from rigs earning early termination revenue but not working. Excluding early termination revenue, we estimate Drilling Services Segment margin to be $9,500 to $10,000 per day in the first quarter, which assumes the three contracted rigs in Colombia remain idle for the remainder of the first quarter. Production Services Segment revenue in the first quarter is estimated to be down approximately 10% to 15% compared to the fourth quarter of 2015 reflecting the decrease in customer spending as well as the typical seasonal impacts. Production Services Segment margin is estimated to be 15% to 20% of revenues in the first quarter.
Liquidity
Working capital at December 31, 2015 was $45.2 million, down from $121.9 million at December 31, 2014. Our cash and cash equivalents were $14.2 million, down from $34.9 million at year-end 2014.
The decrease in cash and cash equivalents during the year ended December 31, 2015 is primarily due to $159.6 million of cash used for purchases of property and equipment and $60 million used for debt repayment, offset by $142.7 million of cash provided by operating activities, which includes early termination payments made on certain drilling contracts and $57.7 million of proceeds from the sale of assets. We currently have $17.3 million in committed letters of credit and $95 million outstanding under our $200 million revolving credit facility, down from $155 million outstanding at the beginning of 2015.
Capital Expenditures
Cash capital expenditures in the fourth quarter were $29.2 million, including capitalized interest. We now estimate that our total cash capital expenditures for 2016 will be approximately $25 million, which includes approximately $8 million of carryover expenditures for the remaining payments for our new-build drilling rigs delivered in 2015 and certain drilling equipment that was ordered in 2014, but required a long lead time for delivery.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until February 24. To access the replay, dial (201) 612-7415 and enter the pass code 13628315.

The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.

About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2015, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

_________________________________

(1)
Adjusted net income (loss) represents net income (loss) as reported adjusted to exclude the impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowances. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this news release.

(5)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
	(unaudited)			(audited)

Revenues:
Drilling services	$51,106	$142,846	$41,238	$249,318	$516,473
Production services	53,367	140,264	66,242	291,460	538,750
Total revenues	104,473	283,110	107,480	540,778	1,055,223

Costs and expenses:
Drilling services	26,082	97,229	22,875	144,196	348,133
Production services	43,303	89,550	48,643	213,820	339,690
Depreciation and amortization	35,411	45,978	35,257	150,939	183,376
General and administrative	16,994	27,013	16,814	73,903	103,385
Bad debt expense (recovery)	170	989	(1,071)	(188)	1,445
Impairment charges	49,504	72,347	2,329	129,152	73,025
Loss (gain) on dispositions of property and equipment	(1,705)	(270)	605	(4,344)	(1,859)
Gain on sale of fishing and rental services operations	—	—	—	—	(10,702)
Gain on litigation	—	(1,054)	—	—	(5,254)
Total costs and expenses	169,759	331,782	125,452	707,478	1,031,239
Income (loss) from operations	(65,286)	(48,672)	(17,972)	(166,700)	23,984

Other (expense) income:
Interest expense, net of interest capitalized	(5,547)	(6,696)	(4,975)	(21,222)	(38,781)
Loss on extinguishment of debt	(1,696)	(8,739)	(490)	(2,186)	(31,221)
Other	368	(3,664)	(785)	(2,611)	(3,304)
Total other expense	(6,875)	(19,099)	(6,250)	(26,019)	(73,306)

Income (loss) before income taxes	(72,161)	(67,771)	(24,222)	(192,719)	(49,322)
Income tax (expense) benefit	23,861	20,198	6,682	37,579	11,304
Net income (loss)	$(48,300)	$(47,573)	$(17,540)	$(155,140)	$(38,018)

Income (loss) per common share:
Basic	$(0.75)	$(0.75)	$(0.27)	$(2.41)	$(0.60)
Diluted	$(0.75)	$(0.75)	$(0.27)	$(2.41)	$(0.60)

Weighted-average number of shares outstanding:
Basic	64,451	63,758	64,449	64,310	63,161
Diluted	64,451	63,758	64,449	64,310	63,161

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$14,160	$34,924
Receivables, net of allowance for doubtful accounts	79,816	190,201
Deferred income taxes	—	10,998
Inventory	9,262	14,117
Assets held for sale	4,619	9,909
Prepaid expenses and other current assets	7,411	8,925
Total current assets	115,268	269,074

Net property and equipment	702,585	856,541
Intangible assets, net of accumulated amortization	1,944	24,223
Noncurrent deferred income taxes	18	2,753
Other long-term assets	9,961	18,998
Total assets	$829,776	$1,171,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,951	$64,305
Current portion of long-term debt	—	27
Deferred revenues	6,222	3,315
Accrued expenses	46,869	79,545
Total current liabilities	70,042	147,192

Long-term debt, less current portion	395,000	455,053
Noncurrent deferred income taxes	17,520	69,578
Other long-term liabilities	4,571	4,702
Total liabilities	487,133	676,525
Total shareholders’ equity	342,643	495,064
Total liabilities and shareholders’ equity	$829,776	$1,171,589

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(audited)

	Year ended
	December 31,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(155,140)	$(38,018)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	150,939	183,376
Allowance for doubtful accounts, net of recoveries	248	1,445
Write-off of obsolete inventory	—	331
Gain on dispositions of property and equipment, net	(4,344)	(1,859)
Stock-based compensation expense	3,629	7,617
Amortization of debt issuance costs, discount and premium	1,691	2,669
Gain on sale of fishing and rental services operations	—	(10,702)
Loss on extinguishment of debt	2,186	31,221
Impairment charges	129,152	73,025
Deferred income taxes	(39,286)	(14,761)
Change in other long-term assets	420	2,958
Change in other long-term liabilities	(132)	(1,352)
Changes in current assets and liabilities	53,356	(2,909)
Net cash provided by operating activities	142,719	233,041

Cash flows from investing activities:
Purchases of property and equipment	(159,615)	(175,378)
Proceeds from sale of fishing and rental services operations	—	15,090
Proceeds from sale of property and equipment	57,674	8,370
Proceeds from insurance recoveries	285	—
Net cash used in investing activities	(101,656)	(151,918)

Cash flows from financing activities:
Debt repayments	(60,002)	(490,025)
Proceeds from issuance of debt	—	440,000
Debt issuance costs	(1,877)	(9,239)
Tender premium costs	—	(21,553)
Proceeds from exercise of options	781	8,368
Purchase of treasury stock	(729)	(1,135)
Net cash used in financing activities	(61,827)	(73,584)

Net increase (decrease) in cash and cash equivalents	(20,764)	7,539
Beginning cash and cash equivalents	34,924	27,385
Ending cash and cash equivalents	$14,160	$34,924

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014

Drilling Services Segment:
Revenues	$51,106	$142,846	$41,238	$249,318	$516,473
Operating costs	26,082	97,229	22,875	144,196	348,133
Drilling Services Segment margin(1)	$25,024	$45,617	$18,363	$105,122	$168,340

Average number of drilling rigs	37.4	62.0	35.9	39.1	62.0
Utilization rate	54%	89%	49%	63%	87%

Revenue days - working	1,452	5,025	1,120	6,969	19,579
Revenue days - earning but not working	391	23	498	2,071	23
Total revenue days	1,843	5,048	1,618	9,040	19,602

Average revenues per day	$27,730	$28,298	$25,487	$27,579	$26,348
Average operating costs per day	14,152	19,261	14,138	15,951	17,760
Drilling Services Segment margin per day(2)	$13,578	$9,037	$11,349	$11,628	$8,588

Production Services Segment:
Revenues	$53,367	$140,264	$66,242	$291,460	$538,750
Operating costs	43,303	89,550	48,643	213,820	339,690
Production Services Segment margin(1)	$10,064	$50,714	$17,599	$77,640	$199,060

Combined:
Revenues	$104,473	$283,110	$107,480	$540,778	$1,055,223
Operating costs	69,385	186,779	71,518	358,016	687,823
Combined margin	$35,088	$96,331	$35,962	$182,762	$367,400

Adjusted EBITDA(3)	$19,997	$65,989	$18,829	$110,780	$277,081

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014

Combined margin	$35,088	$96,331	$35,962	$182,762	$367,400

General and administrative	(16,994)	(27,013)	(16,814)	(73,903)	(103,385)
Bad debt (expense) recovery	(170)	(989)	1,071	188	(1,445)
Gain (loss) on dispositions of property and equipment	1,705	270	(605)	4,344	1,859
Gain on sale of fishing and rental services operations	—	—	—	—	10,702
Gain on litigation	—	1,054	—	—	5,254
Other expense	368	(3,664)	(785)	(2,611)	(3,304)
Adjusted EBITDA(3)	19,997	65,989	18,829	110,780	277,081

Depreciation and amortization	(35,411)	(45,978)	(35,257)	(150,939)	(183,376)
Impairment charges	(49,504)	(72,347)	(2,329)	(129,152)	(73,025)
Interest expense	(5,547)	(6,696)	(4,975)	(21,222)	(38,781)
Loss on extinguishment of debt	(1,696)	(8,739)	(490)	(2,186)	(31,221)
Income tax (expense) benefit	23,861	20,198	6,682	37,579	11,304
Net income (loss)	$(48,300)	$(47,573)	$(17,540)	$(155,140)	$(38,018)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted Diluted EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	December 31,		September 30,
	2015	2014	2015

Net income (loss) as reported	$(48,300)	$(47,573)	$(17,540)
Impairment charges	49,504	72,347	2,329
Loss on extinguishment of debt	1,696	8,739	490
Tax benefit related to adjustments, net of valuation allowances	(18,964)	(30,638)	(1,040)
Adjusted net income (loss)(1)	$(16,064)	$2,875	$(15,761)

Basic weighted average number of shares outstanding, as reported	64,451	63,758	64,449
Effect of dilutive securities	—	1,324	—
Diluted weighted average number of shares outstanding, as adjusted	64,451	65,082	64,449

Adjusted (diluted) EPS(2)	$(0.25)	$0.04	$(0.24)

Diluted EPS as reported	$(0.75)	$(0.75)	$(0.27)

(1)Adjusted net income (loss) represents net income (loss) as reported adjusted to exclude the impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowances. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(2)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014

Drilling Services Segment:
Routine and tubulars	$2,514	$10,376	$1,601	$13,183	$43,403
Discretionary	1,538	4,542	1,169	7,041	24,340
Fleet additions	20,621	19,077	38,128	107,030	34,618
	24,673	33,995	40,898	127,254	102,361
Production Services Segment:
Routine	3,020	4,318	1,414	11,325	22,927
Discretionary	827	5,716	1,112	6,018	21,854
Fleet additions	705	10,611	2,939	15,018	28,236
	4,552	20,645	5,465	32,361	73,017
Net cash used for purchases of property and equipment	29,225	54,640	46,363	159,615	175,378
Net effect of accruals	(17,016)	2,903	(10,825)	(16,708)	12,743
Total capital expenditures	$12,209	$57,543	$35,538	$142,907	$188,121

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of February 17, 2016

Drilling Services Segment:

Electric drilling rigs (by horsepower rating):
1000 HP	2
1200 to 2000 HP	29
Total	31

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	114
600 HP	11
Total	125

Wireline units	125

Coiled tubing units	17